Exhibit 10.1


                                  May 31, 2007


[name
 and address]

Dear Warrant Holder:

You are the holder of a Common Stock Purchase Warrant with an expiration date of (the "Warrant") pursuant to which you have been granted the right to acquire shares of common stock of Calibre Energy, Inc., a Nevada corporation ("the Company") pursuant to the terms thereof.

The Board of Directors of the Company has adopted resolutions pursuant to which the Warrant would be amended and restated to be in the form of the enclosed amended and restated warrant if within sixty (60) days of the date of this letter you agree to such an amendment and restatement of your respective Warrant.

The amended and restated Warrant the Company will issue to you pursuant to this proposal will differ from your existing Warrant as follows:

     1. The Warrant exercise price will be lowered from $____ to $0.10 per share;

     2. The expiration date of the Warrant will be extended from _____________ until May 14, 2009;

     3. The right of the Company to call the Warrant will be amended so that if the common shares of the Company trade on any exchange or bulletin board at a price equals or exceeds of $0.40 per share or more for ten
          (10) consecutive trading days, the Warrant term will automatically be reduced to thirty (30) days from the date of the initial issuance of a news release by the Company announcing the change of the Warrant term; and

     4. Section 2.1(b) of the Warrant, which provided for a cashless exercise, has been deleted. Thus the Warrant, after its amendment and restatement, may only be exercised for cash pursuant to Section 2.1(a) thereof. (this provision only applies to those Warrants with an expiration of date of October 31, 2007)


If you agree to accept the amended and restated Warrant in the enclosed form in replacement of your Warrant as provided in this letter, please execute this letter below to indicate your binding agreement with respect thereto. The amendment and restatement of your Warrant pursuant to the terms hereof shall become effective upon the receipt by the Company of your agreement as a holder of the Warrant to be bound by the amendment and restatement of the Warrant if such agreement is received by the Company within sixty (60) days of the date of this letter.

You should review the enclosed form carefully and consult with your attorney regarding its terms, because in the event of a conflict between the terms of the amended and restated Warrant and the terms of this letter, the terms of the amended and restated Warrant will govern.

Please contact Ms. Danielle Brown at 202-223-4401 or by email at danielle@calibreenergy.com if you have any questions regarding the foregoing.






                                         ---------------------------------------
                                         Prentis B. Tomlinson, Jr.
                                         Chairman and Chief Executive Officer
                                         Calibre Energy, Inc.


Accepted and agreed to:


Signature:
          ---------------------------------------------

Name (print):
             ------------------------------------------